                                                                  EXHIBIT 10.3




                              STOCK PURCHASE AGREEMENT

                                   by and between

                                   MARK A. BAUMAN
                                                            ("Seller")
                                        and

                            NORTHCOAST ACQUISITION CORP.
                                                            ("Buyer")

                             with respect to all of the
                          issued and outstanding shares of

                        NORTHCOAST OF AMERICA CRYOGENIC INC.
                                                            (the "Company")

                                  March 15, 1999

                                 TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
ARTICLE 1  PURCHASE AND SALE OF SHARES . . . . . . . . . . . . . . . . . . . . . . .1
     1.1 Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.2 Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.3 Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.4 Estimated Payment at Closing. . . . . . . . . . . . . . . . . . . . . . . .2
     1.5 Adjustment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
          1.5.1 Closing Balance Sheet Preparation. . . . . . . . . . . . . . . . . .3
          1.5.2 Closing Balance Sheet Review . . . . . . . . . . . . . . . . . . . .3
          1.5.3 Closing Balance Sheet Dispute. . . . . . . . . . . . . . . . . . . .3
          1.5.4 Post-Closing Refund. . . . . . . . . . . . . . . . . . . . . . . . .4

ARTICLE 2  EARN-OUT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.1 Earn-Out Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
          2.1.1 Net Sales. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
          2.1.2 Northcoast Companies.. . . . . . . . . . . . . . . . . . . . . . . .6
     2.2 Calculation and Payment of Earn-Out Amount. . . . . . . . . . . . . . . . .7
     2.3 Supplemental Earn-Out Opportunity . . . . . . . . . . . . . . . . . . . . .7
     2.4 Interim Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     2.5 Minimum Earn-Out if Early Termination of Employment Without Cause . . . . .8

ARTICLE 3  SELLER'S REPRESENTATIONS AND WARRANTIES CONCERNING THE
     TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.1 Authority and Capacity. . . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.2 Authorized and Issued Stock . . . . . . . . . . . . . . . . . . . . . . . .8
     3.3 Title to Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.4 Execution and Delivery; Enforceability. . . . . . . . . . . . . . . . . . .9
     3.5 Noncontravention. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.6 Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

ARTICLE 4  SELLER'S REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY. . . . . .9
     4.1 Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
          4.1.1 Organization and Power . . . . . . . . . . . . . . . . . . . . . . 10
          4.1.2 Qualification. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
          4.1.3 Other Ventures . . . . . . . . . . . . . . . . . . . . . . . . . . 10
          4.1.4 {Intentionally omitted.} . . . . . . . . . . . . . . . . . . . . . 10
     4.2 Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
          4.2.1 {Intentionally omitted.} . . . . . . . . . . . . . . . . . . . . . 10
          4.2.2 {Intentionally omitted.} . . . . . . . . . . . . . . . . . . . . . 10

          4.2.3 Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
          4.2.4 No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     4.3 Financial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
          4.3.1 Financial Records. . . . . . . . . . . . . . . . . . . . . . . . . 11
          4.3.2 Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
          4.3.3 No Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
          4.3.4 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.4 Legal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
          4.4.1 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . 12
          4.4.2 Product and Service Warranties . . . . . . . . . . . . . . . . . . 13
          4.4.3 Product Liability. . . . . . . . . . . . . . . . . . . . . . . . . 13
          4.4.4 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     4.5 Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
          4.5.1 Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
          4.5.2 Employment Termination . . . . . . . . . . . . . . . . . . . . . . 14
          4.5.3 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
          4.5.4 Compliance with Contracts. . . . . . . . . . . . . . . . . . . . . 15
          4.5.5 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
          4.5.6 Customers and Suppliers. . . . . . . . . . . . . . . . . . . . . . 16
          4.5.7 Purchases and Sales. . . . . . . . . . . . . . . . . . . . . . . . 16
          4.5.8 Prepayments and Deposits . . . . . . . . . . . . . . . . . . . . . 16
          4.5.9 Capital Projects . . . . . . . . . . . . . . . . . . . . . . . . . 16
     4.6 Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     4.7 Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
          4.7.1 Title. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
          4.7.2 Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
          4.7.3 Inventories. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
          4.7.4 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . 18
          4.7.5 Condition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
          4.7.6 Location . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
          4.7.7 Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . 19
          4.7.8 Extent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.8 Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     4.9 Additional Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
          4.9.1 Conflicts of Interest. . . . . . . . . . . . . . . . . . . . . . . 20
          4.9.2 Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . 21
     5.1 Organization and Power. . . . . . . . . . . . . . . . . . . . . . . . . . 21
     5.2 Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
          5.2.1 Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . 21
          5.2.2 Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
          5.2.3 No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 6  CLOSING; CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . . . 22
     6.1 Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     6.2 Conditions to Buyer's Obligation. . . . . . . . . . . . . . . . . . . . . 22
     6.3 Conditions to Seller's Obligations. . . . . . . . . . . . . . . . . . . . 25

ARTICLE 7  ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . 25
     7.1 Pre-Closing Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . 26
          7.1.1 Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . 26
          7.1.2 Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
          7.1.3 Interim Financial Statements . . . . . . . . . . . . . . . . . . . 27
          7.1.4 Supplemental Disclosure. . . . . . . . . . . . . . . . . . . . . . 27
          7.1.5 Satisfaction of Conditions . . . . . . . . . . . . . . . . . . . . 27
          7.1.6 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     7.2 Nondisclosure, Noncompetition and Noninterference . . . . . . . . . . . . 28
     7.3 Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     7.4 Expenses; Transfer Taxes. . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.5 {Intentionally omitted.}. . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.6 Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.7 Employment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.8 {Intentionally omitted.}. . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.9 No Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.10 Consent to Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.11 Further Assurances and Assistance. . . . . . . . . . . . . . . . . . . . 30
     7.12 Right of Set-Off . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     7.13 Certain Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE 8  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     8.1 Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . . . . 32
     8.2 Indemnification by Buyer. . . . . . . . . . . . . . . . . . . . . . . . . 32
     8.3 Notification of and Participation in Claims . . . . . . . . . . . . . . . 32
     8.4 Survival; Limitations on Indemnification. . . . . . . . . . . . . . . . . 33

ARTICLE 9  MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . 33
     9.1 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     9.2 Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     9.3 Inclusion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     9.4 {Intentionally omitted.}. . . . . . . . . . . . . . . . . . . . . . . . . 34
     9.5 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     9.6 Execution in Counterparts; Signature Pages. . . . . . . . . . . . . . . . 35
     9.7 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     9.8 Amendments, Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     9.9 No Third-Party Rights . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     9.10 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

     9.11 Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . 36
     9.12 Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     9.13 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

LIST OF SCHEDULES:

Schedule 4.1.2      (Qualification)
Schedule 4.2.3      (Consents)
Schedule 4.2.4      (Conflicts)
Schedule 4.3.1(a)   (Financial Statements)
Schedule 4.3.1(b)   (Exceptions from GAAP)
Schedule 4.3.2      (Liabilities)
Schedule 4.4.1      (Compliance with Laws)
Schedule 4.4.2      (Product and Service Warranties)
Schedule 4.4.3      (Product Liability)
Schedule 4.4.4      (Litigation)
Schedule 4.5.1      (Employment)
Schedule 4.5.2      (Employment Termination)
Schedule 4.5.3      (Contracts)
Schedule 4.5.5      (Insurance)
Schedule 4.5.8      (Prepayments and Deposits)
Schedule 4.5.9      (Capital Projects)
Schedule 4.6        (Employee Benefits)
Schedule 4.7.1      (Title)
Schedule 4.7.2      (Receivables)
Schedule 4.7.6      (Location of Assets)
Schedule 4.7.7      (Intellectual Property)
Schedule 4.8        (Real Property)
Schedule 4.9.1      (Conflicts of Interest)

                               INDEX OF DEFINED TERMS

                                                                Where
                  Term                                         Defined
---------------------------------------------------------   ----------------
Acquisition Balance Sheet . . . . . . . . . . . . . . . .   Section 4.3.1(a)
Affiliate . . . . . . . . . . . . . . . . . . . . . . . .   Section 2.1.1(d)
Agreement . . . . . . . . . . . . . . . . . . . . . . . .   Page 1
Asset Purchase Agreement. . . . . . . . . . . . . . . . .   Section 6.2(n)
Automobile Note . . . . . . . . . . . . . . . . . . . . .   Section 6.2(p)
Business Combination. . . . . . . . . . . . . . . . . . .   Section 2.1.2
Buyer . . . . . . . . . . . . . . . . . . . . . . . . . .   Page 1
Chart . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 6.2(n)
Closing . . . . . . . . . . . . . . . . . . . . . . . . .   Section 6.1
Closing Date. . . . . . . . . . . . . . . . . . . . . . .   Section 6.1
Closing Payment . . . . . . . . . . . . . . . . . . . . .   Section 1.4
Closing Working Capital . . . . . . . . . . . . . . . . .   Section 1.3(b)
Company . . . . . . . . . . . . . . . . . . . . . . . . .   Page 1
Contracts . . . . . . . . . . . . . . . . . . . . . . . .   Section 4.5.3
Debt Certificate. . . . . . . . . . . . . . . . . . . . .   Section 1.3(a)
Earn-Out Amount . . . . . . . . . . . . . . . . . . . . .   Section 2.1
Earn-Out Period . . . . . . . . . . . . . . . . . . . . .   Section 2.1
Employment Agreement. . . . . . . . . . . . . . . . . . .   Section 6.2(m)
Estimated 1998 Tax Payment. . . . . . . . . . . . . . . .   Section 7.13
Estimated Debt Adjustment . . . . . . . . . . . . . . . .   Section 1.3(a)
Expenses. . . . . . . . . . . . . . . . . . . . . . . . .   Section 8.1
F&B   . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 6.2(l)
Final Closing Balance Sheet . . . . . . . . . . . . . . .   Section 1.5.2 OR
                                                            Section 1.5.3
Final Post-Closing Purchase Price Adjustment. . . . . . .   Section 1.5.2 OR
                                                            Section 1.5.3
Fourth-Year Earn-Out. . . . . . . . . . . . . . . . . . .   Section 2.3
Georgia Lease . . . . . . . . . . . . . . . . . . . . . .   Section 6.2(l)
Hazardous Substances. . . . . . . . . . . . . . . . . . .   Section 4.7.4
Hazardous Waste . . . . . . . . . . . . . . . . . . . . .   Section 4.7.4
Independent Accountants . . . . . . . . . . . . . . . . .   Section 1.5.3
Intellectual Property Rights. . . . . . . . . . . . . . .   Section 4.7.7
Liability . . . . . . . . . . . . . . . . . . . . . . . .   Section 4.3.1(b)
Liens . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 3.3
Losses. . . . . . . . . . . . . . . . . . . . . . . . . .   Section 8.1

                                                                Where
                  Term                                         Defined
---------------------------------------------------------   ----------------
Michigan Lease. . . . . . . . . . . . . . . . . . . . . .   Section 6.2(l)
Michigan Option Agreement . . . . . . . . . . . . . . . .   Section 6.2(l)
NCI   . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 2.1.2(c)
NCI Acquisition . . . . . . . . . . . . . . . . . . . . .   Section 6.2(n)
NCI Merger Agreement. . . . . . . . . . . . . . . . . . .   Section 6.2(n)
Net Closing Indebtedness. . . . . . . . . . . . . . . . .   Section 1.3(a)
Net Worth Differential. . . . . . . . . . . . . . . . . .   Section 1.3(c)
Northcoast Companies. . . . . . . . . . . . . . . . . . .   Section 2.1.2
Northcoast/Kansas . . . . . . . . . . . . . . . . . . . .   Section 6.2(n)
Northcoast/Texas. . . . . . . . . . . . . . . . . . . . .   Section 6.2(n)
NREL  . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 6.2(n)
Post-Closing Purchase Price Adjustment. . . . . . . . . .   Section 1.4
Pre-Closing Inventory . . . . . . . . . . . . . . . . . .   Section 1.5.1
Preliminary Closing Balance Sheet . . . . . . . . . . . .   Section 1.5.1
Preliminary Post-Closing Purchase Price Adjustment. . . .   Section 1.5.1
Pre-Closing Taxes . . . . . . . . . . . . . . . . . . . .   Section 7.13
Product Liability Claim . . . . . . . . . . . . . . . . .   Section 4.4.3
Purchase Price. . . . . . . . . . . . . . . . . . . . . .   Section 1.2
Seller. . . . . . . . . . . . . . . . . . . . . . . . . .   Page 1
Shares. . . . . . . . . . . . . . . . . . . . . . . . . .   Section 3.2
Tax Returns . . . . . . . . . . . . . . . . . . . . . . .   Section 4.3.4
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 4.3.4
Texas Lease . . . . . . . . . . . . . . . . . . . . . . .   Section 6.2(l)
Texas Option Agreement. . . . . . . . . . . . . . . . . .   Section 6.2(l)
Three-Year Earn-Out . . . . . . . . . . . . . . . . . . .   Section 2.3
Transferred Liquid Cylinder Repair Business . . . . . . .   Section 2.1.1(c)

                              STOCK PURCHASE AGREEMENT

              THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of the 15th day of March, 1999, by and between MARK A. BAUMAN ("Seller"), and NORTHCOAST ACQUISITION CORP., an Ohio corporation ("Buyer").

                                    WITNESSETH:

              WHEREAS, Seller owns all of the issued and outstanding shares of the capital stock (as more particularly in Section 3.2 hereof, the "Shares") of Northcoast of America Cryogenic Inc., an Ohio corporation (the "Company"); and

              WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares upon the terms and conditions hereinafter set forth;

              NOW, THEREFORE, Seller and Buyer hereby agree as follows:

                                     ARTICLE 1

                            PURCHASE AND SALE OF SHARES

       1.1    PURCHASE AND SALE.

              Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 6.1), Seller shall sell, transfer and deliver to Buyer, and Buyer will purchase from Seller, all of Seller's right, title and interest in and to all of the Shares.

       1.2    PURCHASE PRICE.

              The aggregate purchase price for all of the Shares (the "Purchase Price") shall be an amount equal to:

              (a)    Eight Hundred Eleven Thousand Dollars ($811,000.00), PLUS

              (b) the Earn-Out Amount, if any, payable pursuant to Article 2 of this Agreement, MINUS

              (c) the amount, if any, by which the Net Closing Indebtedness (as defined below) exceeds $650,624.00, MINUS

              (d) the amount, if any, by which $379,666.00 exceeds the Closing Working Capital (as defined below); MINUS

              (e) the amount, if any, by which the Net Worth Differential (as defined below) exceeds $45,000.00.

       1.3    CERTAIN DEFINITIONS.

              (a) "Net Closing Indebtedness" means an amount equal to (i) the sum of all of the Company's indebtedness for borrowed money (including obligations in respect of principal, accrued interest, and any applicable prepayment charges or premiums), MINUS (ii) the sum of all cash and cash equivalents held by the Company (not including checks or drafts issued but not yet cleared), all as reflected on the Final Closing Balance Sheet (as defined below). On the Closing Date, Seller will cause the Company to estimate in good faith the amount of the Net Closing Indebtedness in accordance with the preceding sentence, and will deliver to Buyer a certificate signed by Seller and the Company's chief financial officer setting forth such estimate (the "Debt Certificate"), together with such supporting detail and lender confirmations as Buyer may request. The "Estimated Debt Adjustment" will be the amount, if any, by which the estimate of the Net Closing Indebtedness as set forth in the Debt Certificate exceeds $650,624.00.

              (b)    "Closing Working Capital" means the difference between
(i) the Company's current assets MINUS (ii) the Company's current liabilities, all as reflected on the Final Closing Balance Sheet; PROVIDED, HOWEVER, that for purposes of such calculation, the Company's current assets will not include any accounts or notes receivable from NCI, Northcoast/Texas or Northcoast/Kansas, and the Company's current liabilities will not include any accounts or notes payable to NCI, Northcoast/Texas or Northcoast/Kansas and will not include any indebtedness for borrowed money (including obligations in respect of principal, accrued interest, and any applicable prepayment charges or premiums) taken into account in determining Net Closing Indebtedness.

              (c)    "Net Worth Differential" means the difference between
(i) the net worth of the Company (I.E., all assets, net of depreciation and amortization, less all liabilities) as actually reflected on the Final Closing Balance Sheet, allowing for the variances from generally accepted accounting principles identified on Schedule 4.3.1(b) hereto, MINUS (ii) the net worth of the Company (I.E., all assets, net of depreciation and amortization, less all liabilities) as it would be reflected on the Final Closing Balance Sheet if the same were prepared without allowance for any of the variances from generally accepted accounting principles identified on
Schedule 4.3.1(b) hereto.

       1.4    ESTIMATED PAYMENT AT CLOSING.

              At the Closing, Buyer will pay to Seller, subject to adjustment as provided in Section 1.5 and subject to Section 7.13, an amount (the "Closing Payment") equal to: (a) $811,000.00, MINUS (b) the Estimated Debt Adjustment, if any, pursuant to Section 1.3(a) hereof. The Closing Payment will be paid by means of a wire-transfer of immediately available funds to an account designated by Seller. If, and to the extent that, the portion of the Purchase Price payable before taking into account any Earn-Out Amount, as determined in accordance with Sections 1.2(a), 1.2(c), 1.2(d), 1.2(e) and 1.5 hereof, is less than the Closing Payment, then Seller shall refund the amount of such difference to Buyer in accordance with Section 1.5 ("Post-Closing Purchase Price Adjustment").

       1.5    ADJUSTMENT.

              1.5.1  CLOSING BALANCE SHEET PREPARATION.

              Promptly after the Closing, Seller will prepare a balance sheet of the Company as of the Closing ("Preliminary Closing Balance Sheet"). The Preliminary Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles and, to the extent permitted thereby, on a basis consistent with the past practices of the Company; PROVIDED, HOWEVER, that the preparation of the Closing Balance Sheet may vary from generally accepted accounting principles by not taking into account the accruals and adjustments identified as "GAAP Adjustments" on Schedule 4.3.1(b) hereto. Seller caused the Company to conduct a physical inventory as of March 7, 1999 (the "Pre-Closing Inventory"), the results of which shall be accurately reflected in the Preliminary Closing Balance Sheet. Based on the Preliminary Closing Balance Sheet, Seller will prepare a written calculation of the Net Closing Indebtedness in accordance with the provisions of Section 1.3(a), a written calculation of the Closing Working Capital in accordance with the provisions of Section 1.3(b), and a written calculation of the Net Worth Differential in accordance with the provisions of Section 1.3(c), and based thereon, a calculation of the Post-Closing Purchase Price Adjustment in accordance with the provisions of Section 1.4 (the "Preliminary Post-Closing Purchase Price Adjustment").

              1.5.2  CLOSING BALANCE SHEET REVIEW.

              Not later than forty-five (45) days after the Closing Date, Seller will deliver to Buyer the Preliminary Closing Balance Sheet and Seller's calculation of the Preliminary Post-Closing Purchase Price Adjustment. All work papers, documents and records used or generated by Seller and his accountants and other representatives in connection with the preparation of its Preliminary Closing Balance Sheet and the calculation of the Preliminary Post-Closing Purchase Price Adjustment will be made available to Buyer. Unless Buyer gives Seller a written objection by the thirtieth
(30th) day after Buyer's receipt of the Preliminary Closing Balance Sheet and the Preliminary Post-Closing Purchase Price Adjustment, the Preliminary Closing Balance Sheet and the Preliminary Post-Closing Purchase Price Adjustment will become final and binding on the parties and shall be deemed to be the "Final Closing Balance Sheet" and the "Final Post-Closing Purchase Price Adjustment," respectively.

              1.5.3  CLOSING BALANCE SHEET DISPUTE.

              If Buyer objects to the Preliminary Closing Balance Sheet or to the Preliminary Post-Closing Purchase Price Adjustment and Buyer and Seller are able to resolve their dispute within fifteen (15) days after Buyer's objection, the Preliminary Closing Balance Sheet and the Preliminary Post-Closing Purchase Price Adjustment (each as adjusted to reflect such resolution) will become final and binding on the parties and shall be deemed to be the "Final Closing Balance Sheet" and the "Final Post-Closing Purchase Price Adjustment," respectively. If Buyer objects to the Preliminary Closing Balance Sheet or to the Preliminary Post-Closing Purchase Price Adjustment and Buyer and Seller are unable to resolve their dispute within fifteen (15) days after Buyer's objection, the dispute will be resolved in accordance with the terms of this Agreement by the firm of Arthur Andersen LLP (the "Independent Accountants"). The Independent Accountants will be instructed to perform their services as expeditiously as possible. The resolution of the Independent Accountants shall be presented in a "Final Closing Balance Sheet" with respect to the Company and a "Final Post-Closing Purchase Price Adjustment" with respect to the Company, each prepared by the Independent Accountants, which shall be final and binding on the parties.

              The fees and expenses of the Independent Accountants for the resolution of any dispute shall be paid by Buyer and Seller in inverse proportion to the respective amounts of the disputed matters which are resolved in its favor. For example, if:

                     (a) Buyer claims that the Final Post-Closing Purchase Price Adjustment should be $100;

                     (b) Seller claims that the Final Post-Closing Purchase Price Adjustment should be $20; and

                     (c) the Independent Accountants determine that the Final Post-Closing Purchase Price Adjustment is $40;

then the fees and expenses of the Independent Accountants would be paid 25% by Seller (I.E., 20 DIVIDED BY 80), and 75% (I.E., 60 DIVIDED BY 80) by Buyer.

              1.5.4  POST-CLOSING REFUND.

              If, after giving effect to the Final Post-Closing Purchase Price Adjustment, the portion of the Purchase Price payable before taking into account any Earn-Out Amount pursuant to Article 2, as determined in accordance with Sections 1.2(a), 1.2(c), 1.2(d), 1.2(e) and the foregoing provisions of this Section 1.5, is less than the Closing Payment, then Seller shall refund to Buyer the amount of such difference by means of a wire-transfer of immediately available funds to an account designated by Buyer. Any such post-closing refund shall be made not more than three (3) days after the Preliminary Post-Closing Purchase Price Adjustment of the Company becomes the Final Post-Closing Purchase Price Adjustment of the Company.

                                     ARTICLE 2

                                      EARN-OUT

       2.1    EARN-OUT AMOUNT.

              Subject to the terms and conditions of this Agreement, Seller shall be entitled to receive, as a component of the Purchase Price for the Shares, an amount (the "Earn-Out Amount") equal to three percent (3%) of the Net Sales of the Northcoast Companies (each as defined below) with respect to each fiscal year or partial fiscal year during the three-year period that begins on the Closing Date ("Earnout Period"), subject to possible extension for one additional year in accordance with Section 2.3 hereof.

              2.1.1  NET SALES.

              (a) As used herein, the term "Net Sales" shall mean (i) the Northcoast Companies' aggregated revenues in respect of sales and leases of goods or services by the Northcoast Companies, net of any returns, credits, discounts or allowances extended to customers and net of any freight charges, sales taxes and other similar charges, all as reflected on the books and records of the Northcoast Companies in accordance with generally accepted accounting principles, consistently applied, of Buyer, PLUS (ii) those revenues of Affiliates (as defined below) of the Northcoast Companies described in Section 2.1.1(b), MINUS (iii) those revenues of the Northcoast Companies described in Section 2.1.1(c). Revenues described in the foregoing clause (i) shall include, without limitation, revenues in respect of: repair and rehabilitation services with respect to cryogenic tanks, cryogenic trailers and liquid cylinders; installation, maintenance and replacement services with respect to VJ pipe; direct sales of pipe, pumps, trailers and tanks; and direct sales of leased cryogenic equipment.

              (b) In the event any Affiliate of a Northcoast Company shall lease a product to an end-user customer of such Affiliate and, in connection with such lease transaction, a Northcoast Company shall enter into a contract with such Affiliate or with such customer to provide maintenance service with respect to the product so leased, then "Net Sales" shall include the revenues of such Affiliate in respect of such lease transaction, net of the items described in Section 2.1.1(a), as reasonably determined by Buyer.

              (c) The parties acknowledge that, from time to time after the Closing, the Northcoast Companies may sell liquid cylinder repair services to customers who have previously purchased such services from, but whose business has been transferred or referred to the Northcoast Companies by, their Affiliates (collectively, "Transferred Liquid Cylinder Repair Business"). Section 2.1.1(a) notwithstanding, revenues realized by the Northcoast Companies in respect of Transferred Liquid Cylinder Repair Business shall be excluded from the calculation of "Net Sales" to the extent such revenues are likely to have been realized by such Affiliates, taking into account such customers' prior sales volumes, had such transfers or referrals not occurred. The determination of the revenues to be excluded from the calculation of "Net Sales" pursuant to this Section 2.1.1(c) shall be made by mutual agreement of Buyer and Seller, each acting reasonably and in good faith in accordance herewith, and set forth in a writing signed by such parties at the time at which each such transfer or referral occurs.

              (d) For purposes of this Article 2, an "Affiliate" of a Northcoast Company means a corporation, partnership, limited liability company or other business entity which directly or indirectly controls, is controlled by, or is under common control with such Northcoast Company, and "control" means possession of the power to direct or cause the direction of the management and policies of an entity through ownership of voting securities or by contract.

              2.1.2  NORTHCOAST COMPANIES.

              As used herein, the term "Northcoast Companies" shall mean and include:

       (a) Buyer, or, from and after any Business Combination (as defined below) involving Buyer, the business carried on using only the assets of Buyer (other than the Shares purchased hereunder) as such assets exist immediately after the consummation of the transactions contemplated by this Agreement, but including replacements thereof in the ordinary course of business, and taken substantially as an entirety, as reasonably determined by Buyer;

       (b) the Company, or, from and after any Business Combination involving the Company, the business carried on using only the assets of the Company as such assets exist immediately after the consummation of the transactions contemplated by this Agreement, but including replacements thereof in the ordinary course of business, and taken substantially as an entirety, as reasonably determined by Buyer; and

       (c) NCI Sales and Leasing, Inc., an Ohio corporation ("NCI"), or, from and after any Business Combination involving NCI, the business carried on using only the assets of NCI as such assets exist immediately after the consummation of the transactions contemplated by this Agreement, but including replacements thereof in the ordinary course of business, and taken substantially as an entirety, as reasonably determined by Buyer.

For purposes of this Section 2.1.2, a "Business Combination" shall mean a merger or consolidation to which a Northcoast Company is a constituent entity (whether or not it is the surviving entity), or a transaction in which a Northcoast Company transfers all or substantially all of its assets to another entity, or a transaction in which a Northcoast Company acquires all or substantially all of the assets of another entity.

       2.2    CALCULATION AND PAYMENT OF EARN-OUT AMOUNT.

              (a) 1999. On or before March 1, 2000, Buyer will calculate and pay to Seller the Earn-Out Amount, if any, that accrues to Seller pursuant to Section 2.1 during the period from the Closing Date to December 31, 1999.

              (b) 2000. On or before March 1, 2001, Buyer will calculate and pay to Seller the Earn-Out Amount, if any, that accrues to Seller pursuant to Section 2.1 during the 12-month period that ends on December 31, 2000.

              (c) 2001. On or before March 1, 2002, Buyer will calculate and pay to Seller the Earn-Out Amount, if any, that accrues to Seller pursuant to Section 2.1 during the 12-month period that ends on December 31, 2001.

              (d) 2002. On or before May 1, 2002, Buyer will calculate and pay to Seller the Earn-Out Amount, if any, that accrues to Seller pursuant to Section 2.1 during the period that begins on January 1, 2002, and ends on the third anniversary of the Closing Date.

       2.3    SUPPLEMENTAL EARN-OUT OPPORTUNITY.

              If the sum of the amounts payable to Seller pursuant to paragraphs 2.2(a), 2.2(b), 2.2(c) and 2.2(d) (the "Three-Year Earn-Out") equals or exceeds One Million Dollars ($1,000,000.00), then no Earn-Out Amount shall accrue after the third anniversary of the Closing Date, and all further liability of Buyer under this Article 2 shall cease (except liability for payment of the Earn-Out Amount in accordance with Section 2.2). If, and only if, the Three-Year Earn-Out is less than One Million Dollars ($1,000,000.00), then Buyer, on or before May 1, 2003, will calculate the Earn-Out Amount, if any, that accrues to Seller pursuant to Section 2.1 during the period that begins on the third anniversary of the Closing Date and ends on the fourth anniversary of the Closing Date (the "Fourth Year Earn-Out"), and will pay to Seller the LESSER of (a) the Fourth Year Earn-Out, or (b) such portion of the Fourth Year Earn-Out which, when added to the Three-Year Earn-Out, equals One Million Dollars ($1,000,000.00). In other words, if the Three-Year Earn-Out is less than $1,000,000.00, then the sum of the Three-Year Earn-Out plus the Fourth Year Earn-Out shall not exceed $1,000,000.00.

       2.4    INTERIM PAYMENTS.

              Buyer in its sole discretion may, but shall not be required to, make advance payments of Earn-Out Amount prior to the time at which payments of Earn-Out Amount become due pursuant to Sections 2.2 or 2.3. Any and all such advance payments shall be applied to Buyer's liability, if any, for payments of Earn-Out Amount in the order in which such payments become due in accordance with Sections 2.2 and 2.3, and shall be refunded by Seller to Buyer upon Buyer's demand if and to the extent any amounts advanced exceed the Earn-Out Amount owed to Seller at the next scheduled date for payment under Section 2.2 or 2.3.

       2.5    MINIMUM EARN-OUT IF EARLY TERMINATION OF EMPLOYMENT WITHOUT
CAUSE.

              Earn-Out Amount shall continue to accrue and be paid in accordance with this Agreement notwithstanding any termination of Seller's employment under the Employment Agreement for any reason during the Earn-Out Period. However, if Seller's employment under the Employment Agreement is terminated by the employer prior to the third anniversary of the date thereof, and if such termination is effected by the employer without "cause" for purposes of the Employment Agreement, then Buyer, on or before May 1, 2003, will pay to Seller as additional Earn-Out Amount the amount, if any, by which (i) One Million Dollars ($1,000,000.00) exceeds (ii) the sum of (A) all prior payments of Earn-Out Amount pursuant to Sections 2.2 and 2.3 hereof, PLUS (B) all base salary payable to Seller after such termination pursuant to the terms of the Employment Agreement.

                                     ARTICLE 3

         SELLER'S REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

       Seller represents and warrants to Buyer as follows:

       3.1    AUTHORITY AND CAPACITY.

              Seller possesses all requisite legal right, power, authority and capacity to execute, deliver and perform this Agreement, including the authority and capacity to sell and transfer the Shares to Buyer as provided by this Agreement.

       3.2    AUTHORIZED AND ISSUED STOCK.

              The total authorized capital stock of the Company consists of 750 shares, all of which are Common Shares, without par value. Of such authorized shares, a total of 100 are issued and outstanding (collectively, the "Shares"), and all 100 are owned of record and beneficially by Seller exclusively. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued in compliance with (and since issuance, have not been transferred except in compliance with) all applicable federal and state securities laws and any preemptive rights, rights of first refusal, or similar rights of any person. There does not exist any right or security granted or issued by the Company, Seller or any other person to cause the Company or Seller to issue or sell any shares of capital stock of the Company to any person (including, without limitation, any stock option, warrant, convertible debt obligation, subscription for stock or securities convertible into stock of the Company, or any other similar right, security, instrument or agreement). Neither the Company nor Seller is a party to, and none of the Company Shares is subject to, any close corporation agreement, voting trust agreement, buy-sell agreement, or other similar agreement relating in any way to the voting or the transfer of any Company Shares.

       3.3    TITLE TO SHARES.

              Seller owns all of the Shares free and clear of all liens, charges, covenants, conditions, adverse claims, demands, encumbrances, limitations, security interests or other title defects or restrictions of any kind (collectively, "Liens").

       3.4    EXECUTION AND DELIVERY; ENFORCEABILITY.

              This Agreement has been, and each other document, instrument or agreement to be executed and delivered by Seller in connection herewith will upon such delivery be, duly executed and delivered by Seller, and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

       3.5    NONCONTRAVENTION.

              Seller is not required to submit any notice, report or other filing with any governmental authority in connection with Seller's execution, delivery or performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection herewith, and such execution, delivery and performance will not violate any statute, rule, regulation, ordinance, arbitration award, judgment, order or decree (each, a "Law") by which Seller is bound or any agreement to which Seller is a party. No consent, approval or authorization of any governmental authority or any other person is required to be obtained by Seller in connection with Seller's execution, delivery and performance of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection herewith.

       3.6    BROKERAGE.

              No person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Seller or the Company, to receive any commission, brokerage, finder's fee or other similar compensation in connection with the consummation of any of the transactions contemplated by this Agreement.

                                   ARTICLE 4

           SELLER'S REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

              Seller represents and warrants to Buyer as follows:

       4.1    ORGANIZATION.

              4.1.1  ORGANIZATION AND POWER.

              The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Company has full corporate power to own, lease and operate its assets and carry on its business as and where such assets are now owned or leased and as such business is presently being conducted.

              4.1.2  QUALIFICATION.

              Schedule 4.1.2 lists each state or foreign country in which the Company (i) owns or leases real property, (ii) has employees or sales agents, or (iii) maintains inventory. The Company is qualified to do business as a foreign corporation in each of the states and foreign countries listed in
Schedule 4.1.2. The Company is not required to be qualified to do business in any other state or foreign country where the failure to be so qualified would have a material adverse effect on the Company.

              4.1.3  OTHER VENTURES.

              Except as otherwise disclosed on Schedule 4.1.3, the Company does not have any ownership interest in any other business entity, is not a member of any partnership, joint venture or limited liability company, and has never operated as a subsidiary or division of any other corporation or other business entity.

              4.1.4  {Intentionally omitted.}

       4.2    AGREEMENTS.

              4.2.1  {Intentionally omitted.}

              4.2.2  {Intentionally omitted.}

              4.2.3  CONSENTS.

              Except as set forth on Schedule 4.2.3, no approval or consent of, or filing with, any person, entity or governmental authority is required to be obtained by the Company in connection with the transactions contemplated hereby or the execution, delivery or performance by Seller of this Agreement or any other agreement or document delivered or to be delivered by or on behalf of Seller or the Company.

              4.2.4  NO CONFLICTS.

              Except as set forth on Schedule 4.2.4, no action taken by or on behalf of Seller or the Company in connection herewith, including but not limited to the execution, delivery and performance of this Agreement by Seller and each other agreement and document to be delivered by Seller or the Company in connection herewith, (i) gives rise to a right of termination or acceleration or the loss or impairment of any material right or benefit under any Contract by which the Company or any of its assets is bound, (ii) disrupts or impairs any business relationship which the Company has with any dealer, distributor, sales representative, supplier or customer,
(iii) conflicts with or violates any law, the Company's Articles of Incorporation, the Company's Code of Regulations, any Contract by which the Company or Seller is bound, or any order, arbitration award, judgment, decree or other similar restriction to which the Company or Seller is subject, or
(iv) constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

       4.3    FINANCIAL.

              4.3.1  FINANCIAL RECORDS.

              (a) Schedule 4.3.1(a) consists of (i) the balance sheets of the Company as of December 31, 1997, 1996 and 1995 and the related statements of income and retained earnings for the twelve-month periods then ended, and
(ii) the balance sheet of the Company as of November 30, 1998, and the related income statement for the 11-month period then ended, and (iii) the balance sheet of the Company as of January 31, 1999 (the "Acquisition Balance Sheet"), all as prepared by the Company.

              (b) Except as expressly disclosed in Schedule 4.3.1(b), all such financial statements were prepared from the Company's books of account in accordance with generally accepted accounting principles, consistently applied, are accurate and complete, and present fairly the financial position and results of operations of the Company at the dates and for the periods indicated, except, in the case of the Acquisition Balance Sheet and related income statement, for customary year-end adjustments of a normal recurring type which would not be material in the aggregate and the absence of footnotes. The books of account of the Company accurately reflect all items of income and expense (including, but not limited to, accruals) and all assets and Liabilities of the Company in accordance with normal accrual accounting practices, subject to customary year-end adjustments of a normal, recurring type which would not be material in the aggregate.

              As used in this Agreement, the term "Liability" means and includes any responsibility, obligation, duty, commitment, claim or liability, whether known or unknown, accrued, absolute, contingent or otherwise.

              4.3.2  LIABILITIES.

              The Company has no Liabilities except (i) to the extent provided for or reserved against on the Acquisition Balance Sheet, (ii) current Liabilities which have arisen in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheet (all of which have been recorded on the Company's books), or (iii) as listed on Schedule 4.3.2. Since the date of the Acquisition Balance Sheet, there has not been any incurrence (whether discharged or not) of any Liability by the Company other than current Liabilities incurred in the ordinary course of business consistent with past practice.

              4.3.3  NO CHANGES.

              Since the date of the Acquisition Balance Sheet, the Company has been operated only in the ordinary course, consistent with past practice.
 Since that date, there has not been any adverse change, or event or circumstance which might reasonably be expected to result in an adverse change, in the Company's assets, Liabilities, operating performance, business relationships or prospects. Since the date of the Acquisition Balance Sheet, there has been no change in any accounting policy or practice of the Company, including practices with respect to the payment of accounts payable or the collection of accounts receivable. Since the date of the Acquisition Balance Sheet, the Company has not paid any dividend (whether in cash or in property) or engaged in any transaction that has resulted in any shareholder of the Company, any relative of a shareholder of the Company, or any entity affiliated with any such shareholder or relative receiving any direct or indirect economic benefit, other than payments of normal wages, salaries or rents, and reimbursement of deductible business expenses actually incurred in the ordinary course of business.

              4.3.4  TAXES.

              All tax returns, reports and declarations (collectively, "Tax Returns") required by any governmental authority to be filed in connection with the properties, business, income, expenses, net worth or franchises of the Company have been timely filed, and all such Tax Returns are correct and complete. The Company has delivered to Buyer copies of each of its most recent federal, state and local Tax Returns. All governmental taxes, charges or assessments and related deficiencies, interest and penalties (collectively, "Taxes") due in connection with the properties, business, income, expenses, net worth or franchises of the Company have been paid. There are no Tax claims, audits or proceedings pending in connection with the properties, business, income, expenses, net worth or franchises of the Company, and, to the best knowledge of Seller and the Company, there are no such threatened claims, audits or proceedings.

       4.4    LEGAL.

              4.4.1  COMPLIANCE WITH LAWS.

              The Company is not in violation of (i) any outstanding arbitration award, judgment, order or decree, or (ii) any law, regulation or ordinance (each, a "law"), including any law relating to discrimination, employment practices, protection of the environment, occupational health or safety, working conditions, payroll withholding, pensions, zoning, or Taxes. Except as disclosed on Schedule 4.4.1, there have been no allegations of or inquiries concerning any violations of any law by the Company within the past three years. Neither Seller nor the Company has received any notice or allegation from any governmental authority of any jurisdiction to the effect that the Company is or might be required to acquire or modify any asset or change any aspect of its business operations in order to comply with any applicable law. Except as listed on Schedule 4.4.1, no permits, licenses, approvals or authorizations of any governmental authority are required to conduct the Company's business. All such permits, licenses, approvals and authorizations have been legally obtained and maintained by the Company and are in full force and effect. No proceeding is pending to revoke or limit any of them or otherwise to impose any conditions or obligations on the possession or transfer of any of them. In addition, there is no state of facts or event which could reasonably be expected to form the basis for any revocation or limitation of them or other imposition of conditions or obligations on the possession or transfer of any of them.
In the past three years, there have been no claims, notices, orders or directives issued by any governmental authority with respect to the business of the Company or any of the Company's assets. The Company is not required to make, and has no reasonable expectation that it will be required to make in order to operate its business after the Closing, any expenditures to achieve or maintain compliance with any law, except in amounts similar to those reflected in the financial statements contained on Schedule 4.3.1.

              4.4.2  PRODUCT AND SERVICE WARRANTIES.

              Except as set forth on Schedule 4.4.2, there have been no product warranty or service warranty claims made by customers of the Company in the past three years and there are no product warranties or service warranties outstanding or currently being offered to customers of the Company.

              4.4.3  PRODUCT LIABILITY.

              Except as set forth on Schedule 4.4.3, no claims alleging bodily injury or property damage as a result of any defect in the design or manufacture of any product or the breach of any duty to warn, test, inspect or instruct of dangers therein (each a "Product Liability Claim"), have been made or threatened against the Company within the past three years. There are no defects in the design or manufacture of products manufactured or sold by the Company which defects could result in a Product Liability Claim, and there has not been any failure by the Company to warn, test, inspect or instruct of dangers which could form the basis for a product recall or any Product Liability Claim against the Company.

              4.4.4  LITIGATION.

              Except as set forth on Schedule 4.4.4, no claim, litigation, investigation or proceeding is pending or, to the knowledge of Seller and the Company, threatened against the Company or involving the Company has been concluded in the past three years, and there is no state of facts or event which could reasonably be expected to form the basis for such a claim, litigation, investigation or proceeding. No arbitration award, judgment, order, decree or similar restriction is outstanding against or relating to the Company or its assets, business or products.

       4.5    BUSINESS.

              4.5.1  EMPLOYMENT.

              The Company employs a total of thirty-three (33) employees.
The Company does not use any leased or temporary employees. Schedule 4.5.1 lists the names, current annual compensation rates and other compensation arrangements of all of the Company's employees whose compensation paid or accrued during 1998 exceeded $50,000.00 on an annualized basis. The Company has paid in full to all employees, or made appropriate accruals for on its books of account, all wages, commissions, bonuses and other direct compensation for all services performed by its employees. The Company has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom, and the Company has paid the same when due to the proper governmental authorities. Except as set forth on Schedule 4.5.1, during the past three years there have been no controversies, grievances or claims by any of the employees, former employees or beneficiaries of any employees of the Company with respect to their employment or employment benefits, including but not limited to any discrimination claims, sexual harassment claims or workers' compensation claims. There is no union representation of any of the Company's employees and, to the knowledge of Seller and the Company, there has never been any attempt by a labor organization to organize the Company's employees into a collective bargaining unit. Since the date of the Acquisition Balance Sheet, there has not been any general increase made or promised in the level or rate of salaries or other compensation of any of the Company's employees.

              4.5.2  EMPLOYMENT TERMINATION.

              Except as set forth on Schedule 4.5.2, upon the termination of employment of any of the Company's employees, the Company will not by reason of anything done prior to or at the Closing be liable to any of its employees for so-called "severance pay" or any other payments. To the knowledge of Seller and the Company, none of the employees of the Company intends to resign or seek other employment as a result of the transactions contemplated hereby or otherwise.

              4.5.3  CONTRACTS.

              As used in this Agreement, the term "Contracts" means and includes all agreements, contracts, leases, licenses, purchase or sales orders, commitments, promises and similar arrangements evidencing or creating any obligation, whether written or oral. Schedule 4.5.3 contains a complete and accurate list of:

              (a) all Contracts to which the Company is a party or by which it is bound, involving amounts in excess of $50,000.00 or which are cancelable by the Company only after giving at least 30 days' notice;

              (b) all loan, financing, security, credit or other Contracts evidencing or relating to indebtedness, guarantees or Liens;

              (c) all Contracts with distributors, dealers or sales representatives;

              (d) all management, employment, consulting, or agency Contracts and all collective bargaining Contracts;

              (e)    all Contracts providing employee benefits;

              (f) all Contracts which contain an obligation of confidentiality with respect to information furnished by the Company to a third party or received by the Company from a third party;

              (g) all Contracts containing covenants limiting the freedom of the Company to compete in any line of business or with any person or in any geographic area or market;

              (h) all Contracts relating to patents, trademarks, trade names or copyrights or applications for any of the foregoing, inventions, trade secrets or other proprietary information;

              (i) all Contracts relating to the past or present disposal of waste;

              (j) all Contracts pursuant to which the Company leases or subleases any real property, or any interest therein, from or to any person;

              (k) all Contracts pursuant to which the Company leases or subleases any personal property, or any interest therein, from or to any person;

              (l) all Contracts with any shareholder, officer, director, consultant or employee of the Company, or any relative of any of the foregoing, or any corporation, partnership, limited liability company or other entity directly or indirectly owned or controlled by Seller, or one or more of his relatives; and

              (m) all other Contracts entered into other than in the ordinary course of business consistent with past practice, including but not limited to Contracts (i) with suppliers for the purchase of goods or services in excess of normal requirements or at prices in excess of the current market price, (ii) for the sale by the Company of goods or services at prices not reasonably calculated to produce gross profit margins consistent with those achieved by the Company during its three prior fiscal years, or (iii) which contain terms or conditions which the Company cannot reasonably expect to fulfill in their entirety.

Seller has delivered to Buyer accurate and complete copies of each such written Contract, and an accurate and complete written description of each such oral Contract, in each case with all modifications and amendments thereto. Since the date of the last year-end balance sheet included in the financial statements on Schedule 4.3.1, there has been no modification or termination of any Contract under circumstances which might have an adverse effect on the Company.

              4.5.4  COMPLIANCE WITH CONTRACTS.

              With respect to each Contract which is required to be disclosed on any Schedule to this Agreement, (i) the Company is not in default under or in violation thereof, and (ii) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation. There have been no discussions or correspondence concerning the breach by the Company of, or the termination of, any of such Contracts. To the knowledge of Seller and the Company, there is no default under or violation of any such Contract by any other party thereto.

              4.5.5  INSURANCE.

              Schedule 4.5.5 lists all insurance policies maintained by the Company and identifies for each such policy the following information: underwriter, policy number, coverage type, premium, expiration date, coverage amount and deductible. All such policies are in full force and effect, and all premiums have been paid. The Company is not, and has not been at any time, subject to Liability as a self-insurer. Schedule 4.5.5 also sets forth a description of all claims pending under such insurance policies.

              4.5.6  CUSTOMERS AND SUPPLIERS.

              No customer or supplier which has accounted for more than two percent (2%) of the Company's sales or purchases in the past year and no other customer or supplier material to the Company's business (including any supplier which is the Company's sole source of supply of any product or service) has terminated, or threatened to terminate, its relationship with the Company or has during the past year decreased or delayed materially, or threatened to decrease or delay materially, its purchases from the Company or its sale of services or supplies to the Company, and there is no state of facts or event which could reasonably be expected to form the basis for such a decrease or delay. To the knowledge of Seller and the Company, the transactions contemplated by this Agreement will not adversely affect the relationship of the Company with any customer or supplier. The Company is not required, in the ordinary course of business, to provide any bonding or any other financial security arrangements in connection with transactions with any supplier.

              4.5.7  PURCHASES AND SALES.

              Since the date of the most recent year-end balance sheet included in the financial statements on Schedule 4.3.1, the Company has not made any purchase commitments in excess of its normal business requirements and there has not been any reduction in the aggregate dollar volume of the Company's backlog of sales orders.

              4.5.8  PREPAYMENTS AND DEPOSITS.

              Except as disclosed on Schedule 4.5.8, the Company has not received any prepayments or deposits from customers for products to be shipped, or for services to be performed, after the Closing.

              4.5.9  CAPITAL PROJECTS.

              Schedule 4.5.9 contains a description of all capital projects committed for or authorized by the Company involving the expenditure of $10,000.00 or more. Except as disclosed on Schedule 4.5.9, the estimated aggregate cost of completing all capital projects does not exceed $50,000.00.

       4.6    EMPLOYEE BENEFITS.

              Except as otherwise set forth on Schedule 4.6, the Company does not maintain and is not required to contribute to any employee benefit plan, welfare benefit plan or pension plan. Seller has delivered to Buyer accurate and complete copies of each such written plan, and an accurate and complete written description of each such oral plan, in each case with all modifications and amendments thereto. Each employee benefit plan, welfare benefit plan or pension plan maintained by the Company has been operated in accordance with its terms and all applicable laws. The Company has not engaged in any prohibited transaction with respect to any employee benefit plan which it maintains or to which it contributes. The Company has the right to amend or terminate, without the consent of any other person or entity, any employee benefit plan which it maintains, except as otherwise prohibited by law. No welfare benefit plan maintained by the Company is funded by a trust or fails to satisfy any applicable requirement for tax-favored treatment. There are no unfunded benefit liabilities or accumulated funding deficiencies under any pension plan maintained by the Company. The Company is not required, nor has it ever been required, to contribute to or with respect to any multiemployer plan.

       4.7    ASSETS.

              4.7.1  TITLE.

              Except as set forth on Schedule 4.7.1, the Company owns, with good title, and in every case free and clear of all Liens, all of the properties and assets which it purports to own (whether real, personal or mixed, and whether tangible or intangible), including all properties and assets reflected on the Acquisition Balance Sheet (other than assets disposed of in the ordinary course of business since the date of the Acquisition Balance Sheet).

              4.7.2  RECEIVABLES.

              All of the Company's accounts receivable represent valid obligations arising from sales actually made or services actually performed. None of the Company's accounts receivable is subject to any set-off or counterclaim, and, to the knowledge of Seller and the Company, all of the Company's accounts receivable are collectible to the extent included on the Final Closing Balance Sheet. Schedule 4.7.2 sets forth a 30/60/90 day aging summary of the Company's accounts receivable as of January 31, 1999. Seller has delivered to Buyer the Company's complete aging schedule of accounts receivables as of such date.

              4.7.3  INVENTORIES.

              All inventory has been valued on the Acquisition Balance Sheet and on the Company's records and books of account at the lower of cost (determined on a first-in, first-out basis) or market value on a basis consistent with that reflected in the annual financial statements included on Schedule 4.3.1. Obsolete inventory and inventory of below-standard quality has been written down to amounts not in excess of net realizable value. All of the Company's finished goods inventories are currently salable in the ordinary course of business consistent with past practice at gross profit margins consistent with the levels reflected in the annual financial statements included on Schedule 4.3.1. All of the Company's work-in-process, raw materials and supplies inventories can be used or consumed in the usual and ordinary course of business as now conducted and are not in amounts in excess of normal requirements. The Pre-Closing Inventory was conducted in accordance with the Company's past practices and will be accurately reflected in the Preliminary Closing Balance Sheet. The Company's actual inventories as of the Closing will be the same as reflected in the Pre-Closing Inventory except for sales or purchases of inventory in the ordinary course of business during the period from March 7, 1999, to the Closing.

              4.7.4  ENVIRONMENTAL MATTERS.

              The Company has not generated, used, treated, released, stored or disposed of any Hazardous Substances or any Hazardous Waste (as such terms are hereinafter defined) in a manner that has caused or could cause the Company or Buyer to incur any Liability under any applicable laws. The Company has complied in all respects with all federal, state and local environmental laws, rules and regulations applicable to the Company and its operations. To the knowledge of Seller and the Company, there are no underground storage tanks located on (nor, to the knowledge of Seller and the Company, have any underground storage tanks been removed from) any real property currently owned or leased by the Company or formerly owned or leased by the Company. For purposes of this Agreement, the term "Hazardous Substances" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the regulations thereunder, or as defined by any similar law of any jurisdiction where the Company has conducted business or has generated, used, treated, released, stored or disposed of any Hazardous Substances, and also shall include petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls. For purposes of this Agreement, the term "Hazardous Waste" shall have the meaning set forth in the Resource Conversation and Recovery Act, as amended, and the regulations thereunder, or as defined by any similar law of any jurisdiction where the Company has conducted business or has generated, used, treated, released, stored or disposed of any Hazardous Waste. To the knowledge of Seller and the Company, there has not been any release of Hazardous Substances or Hazardous Waste at or from any properties adjacent to any current or former facilities of the Company. To the knowledge of Seller and the Company, there are no materials containing asbestos or urea formaldehyde incorporated into the building or interior improvements that are part of the Company's owned or leased facilities, and there is no equipment or fixture containing any polychlorinated biphenyls located at any of the Company's owned or leased facilities.

              4.7.5  CONDITION.

              All of the Company's tangible assets, and all of the tangible assets leased by the Company, are in good operating condition, normal wear and tear excepted, neither require nor are reasonably expected to require any special or extraordinary expenditures to remain in such condition beyond maintenance and repairs necessary in the ordinary course of business, and are capable of being used for their intended purpose in the ordinary course of business consistent with past practice.

              4.7.6  LOCATION.

              All of the Company's assets are located at the address or addresses set forth on Schedule 4.7.6.

              4.7.7  INTELLECTUAL PROPERTY.

              Schedule 4.7.7 lists all Intellectual Property Rights (as defined below) owned by the Company or in which (as noted on such Schedule) the Company has any rights or licenses. To the knowledge of Seller and the Company, there has not been any infringement or alleged infringement by others of any such Intellectual Property Rights. Except as set forth on
Schedule 4.7.7, the Company is not a party to any Contract, whether as licensor, licensee, franchisor, franchisee, dealer, distributor or otherwise, with respect to any Intellectual Property Rights. The Company has the right to use all Intellectual Property Rights as are necessary to enable the Company to conduct, and to continue to conduct after the Closing, all phases of its business in the manner presently conducted by the Company, and that use has not conflicted with, infringed upon or otherwise violated any rights of any person or entity. The Intellectual Property Rights listed on Schedule
4.7.7 are valid and in full force and effect and are not subject to any Taxes, maintenance fees, or actions falling due within the next three months.
 Except as set forth on Schedule 4.7.7, there have been no interference actions or other judicial, arbitration or other adversary proceedings concerning the Intellectual Property Rights listed on Schedule 4.7.7. The Company has not infringed any intellectual property right or other right of any other person or entity. To the knowledge of Seller and the Company, none of the Intellectual Property Rights has been used, divulged or appropriated for the benefit of any past or present employees of the Company or any other person or entity, or to the detriment of the Company. The Company has not disposed of or permitted to lapse, or otherwise failed to preserve the Company's right to use, any rights referenced in this Section 4.7.7.

              "Intellectual Property Rights" means and includes all intellectual property, including trade names, trademarks and service marks and all registrations and applications therefor, together with the goodwill of the business symbolized or represented by the foregoing, mask works, works of authorship and all copyrights related thereto and all registrations and applications therefor, inventions, discoveries, designs, industrial models and all patent rights relating thereto and all applications therefor and all reissues, divisions, continuations and extensions thereof, know-how, trade secrets, processes, technology, discoveries, formulae and procedures.

              4.7.8  EXTENT.

              The Company owns, or has a valid and subsisting interest as a lessee or licensee in, and in any case has the right to hold and to use, all assets (whether real, personal or mixed, and whether tangible or intangible) which have been used to conduct its business in the ordinary course as such business is presently being conducted. Since the date of the most recent fiscal year-end balance sheet included on Schedule 4.3.1, there has not been any damage to or disposition (except for the sale of inventory in the ordinary course of business consistent with past practice) or loss of (whether or not covered by insurance) any asset of the Company. Over the period covered by the financial statements included on Schedule 4.3.1, no aspect of the business of the Company was conducted by any affiliate of the Company or any affiliate of Seller or any former shareholder of the Company.

       4.8    REAL PROPERTY.

              Complete and accurate legal descriptions of all real property owned or leased by the Company are set forth on Schedule 4.8. There is no state of facts or event which could reasonably be expected to form the basis for any condemnation proceedings which could effect such real property or any future improvements by any public authority, any part of the cost of which could be assessed against such real property. In the past three years, the Company has not experienced any interruption in the delivery of adequate utilities required in the operation of its business. The roof and foundation of the real property owned or leased by the Company are watertight and free of leaks, seepages and moisture.

       4.9    ADDITIONAL MATTERS.

              4.9.1  CONFLICTS OF INTEREST.

              Except as set forth on Schedule 4.9.1, no shareholder, director or employee of the Company, nor any relative of any shareholder, director or employee of the Company, nor any affiliate of any of the foregoing, (i) owns, directly or indirectly, any interest in, or is an employee or agent of, any entity which is a competitor, lessor, lessee, customer or supplier of the Company, (ii) owns, directly or indirectly, any interest in any tangible or intangible property, asset or right which the Company uses in its business,
(iii) has any cause of action or claim against, owes any amount to, or is owed any amount by the Company other than salary and reimbursement of deductible business expenses in the ordinary course of business, or (iv) is a party to any Contract with the Company.

              4.9.2  FULL DISCLOSURE.

              No representation or warranty by Seller in this Agreement, and no statement contained in any Schedule to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the knowledge of Seller, there is no event or circumstance which Seller has not disclosed to Buyer in writing which adversely affects or could reasonably be expected to adversely affect the business, prospects, or condition (financial or otherwise) of the Company or the ability of Seller to perform this Agreement.

                                     ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES OF BUYER

              Buyer represents and warrants to Seller as follows:

       5.1    ORGANIZATION AND POWER.

              Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Buyer has full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

       5.2    AGREEMENTS.

              5.2.1  ENFORCEABILITY.

              All requisite corporate action to approve, execute, deliver and perform this Agreement and each other agreement and document delivered or to be delivered by Buyer in connection herewith has been taken by Buyer. This Agreement and every other agreement and document delivered or to be delivered by Buyer in connection herewith has been, or upon delivery will be, duly executed and delivered by Buyer and constitutes a binding obligation of Buyer, enforceable in accordance with its terms.

              5.2.2  CONSENTS.

              No approval or consent of, or filing with, any person, entity or governmental authority is required in connection with the transactions contemplated hereby or the execution, delivery or performance by Buyer of this Agreement or any other agreement or document delivered or to be delivered by or on behalf of Buyer in connection herewith, except for filings required to be made by Buyer or its affiliates under the Securities Exchange Act of 1934, as amended, and the regulations thereunder.

              5.2.3  NO CONFLICTS.

              No action taken by or on behalf of Buyer in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement and each other agreement and document delivered or to be delivered by it in connection herewith, (i) conflicts with or violates any law, Buyer's Articles of Incorporation, Buyer's Code of Regulations, or any Contract by which Buyer is bound, or (ii) constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

                                     ARTICLE 6

                            CLOSING; CLOSING CONDITIONS

       6.1    CLOSING.

              The consummation of the purchase and sale of the Shares and the other transactions contemplated hereby (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement on the date hereof, or on such other date as Buyer and Seller may agree in writing, at the offices of Calfee, Halter & Griswold LLP at 800 Superior Avenue, Suite 1400, Cleveland, Ohio 44114, or at such other place as Buyer and Seller may agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date." The transfers and deliveries described in this
Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provision of this Agreement, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in this Article 6 shall also have occurred or have been waived. Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of the commencement of business of the Company on the Closing Date.

       6.2    CONDITIONS TO BUYER'S OBLIGATION.

              The obligation of Buyer to perform this Agreement is subject to satisfaction of the following conditions at or before the Closing:

              (a) AGREEMENTS PERFORMED. Seller shall have performed all of the obligations under this Agreement to be performed by him at or before the Closing;

              (b) REPRESENTATIONS AND WARRANTIES ACCURATE. The representations and warranties of Seller contained herein shall continue to be accurate in all material respects just as if made at and as of the Closing;

              (c) CERTIFICATE OF SELLER. Buyer shall have received a certificate from Seller certifying as to the fulfillment of the conditions set forth in Sections 6.2(a) and 6.2(b), signed by Seller;

              (d) RELEASE OF GUARANTY. The Company shall have received an unconditional release of its obligations under that certain Commercial Guaranty, dated September 3, 1998, by the Company in favor of Heller Financial, Inc., and evidence of such release shall have been given to Chart;

              (e) GOOD STANDING. Buyer shall have received a certificate as to the Company's good standing, dated no more than 10 days prior to the Closing Date, from the secretary of state of Ohio and of each other state in which the Company is qualified to do business as a foreign corporation;

              (f) NO CHANGE. There shall not have occurred any material adverse change, or any event, fact or circumstance which might reasonably be expected to result in a material adverse change, in the financial condition, results of operations, assets, business or prospects of the Company;

              (g) LEGAL ACTION. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks to or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transaction contemplated by this Agreement;

              (h) MINUTE AND STOCK RECORD BOOKS. Seller shall have delivered to Buyer the complete originals of all existing corporate minute books and stock record books of the Company;

              (i) SHARE CERTIFICATES. Seller shall have delivered to Buyer all certificates evidencing or representing all of the Shares, in each case duly endorsed for transfer to Buyer or in blank, or accompanied by a stock power duly endorsed to Buyer or in blank, and otherwise in proper form for transfer to Buyer, free and clear of all Liens;

              (j) CONSENTS. Buyer shall have received all consents, approvals, permits, licenses and registrations of all persons, entities, and governmental authorities necessary for Buyer and Seller to execute, deliver and perform this Agreement and for the Company to continue operate its business as heretofore conducted;

              (k) ESTOPPEL CERTIFICATES; EVIDENCE OF DUE AUTHORIZATION, ETC. Buyer shall have received an estoppel certificate from each lessor of real property leased by the Company to the effect that the Company has not breached any of its obligations to such lessor and an agreement from each mortgagee of such lessor to the effect that so long as the Company fulfills its post-Closing obligations under the applicable lease, the Company will be entitled to occupy the premises for the remainder of the lease term and will be entitled to all other rights of the Company under such lease;

              (l) REAL ESTATE LEASES. The Company shall have received (i) a lease agreement with respect to the premises located at 6875 Old U.S. 223, Ottawa Lake, Michigan 49267 (the "Michigan Lease"), including the form of Purchase and Sale Agreement appended thereto (the "Michigan Option Agreement"), mutually satisfactory to Buyer and Northcoast Real Estate, Ltd., an Ohio limited liability company ("NREL"), with the Michigan Lease duly executed by NREL, and (ii) a lease agreement with respect to the premises located at 127 Rickman Industrial Drive, Holly Springs, Georgia 30142 (the "Georgia Lease"), mutually satisfactory to Buyer and NREL, duly executed by NREL; and Buyer shall have received a lease agreement with respect to the premises located at 16655 Buffalo Speedway, Houston, Texas 77047 (the "Texas Lease"), including the form of Purchase and Sale Agreement appended thereto (the "Texas Option Agreement"), mutually satisfactory to Buyer and F&B

Real Estate LLC, an Ohio limited liability company ("F&B"), with the Texas Lease duly executed by F&B; and all prior lease agreements with respect to such Michigan, Georgia and Texas facilities shall have been terminated to Buyer's satisfaction;

              (m) EMPLOYMENT AGREEMENT. Buyer shall have received an Employment Agreement in a form mutually satisfactory to Buyer and Seller, duly executed by Seller (the "Employment Agreement");

              (n) OTHER CLOSINGS. The "Closing," as defined in that certain Asset Purchase Agreement, dated as of the date of this Agreement (the "Asset Purchase Agreement"), by and among Buyer, Northcoast of Texas Cryogenics, Inc. ("Northcoast/Texas"), Northcoast of Kansas Cryogenics, Inc. ("Northcoast/Kansas"), Seller and Patrick J. Flynn with respect to substantially all of the assets of Northcoast/Texas and Northcoast/Kansas, shall have occurred; and the "Closing," as defined in that certain Agreement and Plan of Merger, dated as of the date of this Agreement (the "NCI Merger Agreement"), by and among Chart Industries, Inc., a Delaware corporation ("Chart"), NCI Acquisition Corp., an Ohio corporation ("NCI Acquisition"), Seller, Patrick J. Flynn and NCI, shall have occurred;

              (o) AFFILIATE RECEIVABLES. All accounts receivable of and notes payable to the Company from Seller or from any entity directly or indirectly controlled by Seller (other than Northcoast/Texas, Northcoast/Kansas, or NCI) shall have been repaid to the Company in full, except as otherwise provided in the Employment Agreement, and Seller shall have delivered evidence of such repayment to Buyer;

              (p) VEHICLE. Seller shall have purchased from the Company the 1995 Lincoln Continental automobile referenced in that certain Fixed Rate Simple Interest Note and Security Agreement, dated September 28, 1998, among the Company, Seller and National City Bank (the "Automobile Note"), for cash at a price equal to the unpaid principal amount and all accrued but unpaid interest (including prepayment premiums, if any) on the Automobile Note, all measured as of November 30, 1998, and Seller shall have delivered evidence of such purchase to Buyer;

              (q) RESIGNATIONS AND RELEASE. Buyer shall have received the written resignations of all Directors and officers of the Company from their respective directorships and offices as of the Closing, and shall have received from Seller a duly executed general release of claims against the Company; and

              (r) OTHER. Buyer shall have received each other document required to be delivered to Buyer hereunder.

Any agreement or document to be delivered to Buyer pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance satisfactory to Buyer.

       6.3    CONDITIONS TO SELLER'S OBLIGATIONS.

              The obligations of Seller to perform this Agreement are subject to satisfaction of the following conditions at or before the Closing:

              (a) AGREEMENTS PERFORMED. Buyer shall have performed all of the obligations under this Agreement to be performed by it at or before the Closing;

              (b) REPRESENTATIONS ACCURATE. The representations and warranties of Buyer contained herein shall continue to be accurate in all material respects just as if made at and as of the Closing;

              (c) CERTIFICATE OF BUYER. Seller shall have received a certificate from Buyer certifying as to the fulfillment of the conditions set forth in Sections 6.3(a) and 6.3.(b), signed by Buyer's chief executive officer;

              (d) LEGAL ACTION. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks to or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement;

              (e) WIRE TRANSFER. Seller shall have received immediately available funds by wire transfer in the amount of the Closing Payment;

              (f)    {Intentionally omitted.}

              (g) REAL ESTATE LEASES. NREL shall have received the Michigan Lease and the Georgia Lease, each duly executed by the Company, and F&B shall have received the Texas Lease, duly executed by Buyer;

              (h) OTHER CLOSINGS. The "Closing," as defined in the Asset Purchase Agreement, shall have occurred; and the "Closing," as defined in the NCI Merger Agreement, shall have occurred;

              (i) EMPLOYMENT AGREEMENT. Seller shall have received the Employment Agreement, in a form mutually satisfactory to Seller and Buyer, duly executed by Buyer; and

              (j) OTHER. Seller shall have received each other document required to be delivered to Seller hereunder.

                                     ARTICLE 7

                                ADDITIONAL COVENANTS

       7.1    PRE-CLOSING COVENANTS.

              7.1.1  CONDUCT OF BUSINESS.

              From the date hereof until the Closing, except to the extent that Buyer otherwise consents in writing, Seller will cause the Company to operate its business substantially as presently operated and only in the ordinary course. Seller will, and will cause the Company to, use their respective best efforts to preserve intact the present business organization and the relationships with persons having business dealings with the Company.
 Without limiting the generality of the foregoing, Seller will cause the Company not to:

                     (i) purchase or lease (or commit to purchase or lease) any assets (other than inventory) in excess of $10,000.00 individually or $50,000.00 in the aggregate, except as otherwise expressly contemplated by Section 4.5.9 hereof;

                     (ii) create, incur or assume any debt; assume, guarantee, endorse or otherwise become liable or responsible for the obligation of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                     (iii) increase in any manner the rate of compensation of any of its employees, other than normal increases using standards consistent with past practice or as required by any collective bargaining agreement; or pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit not required by any existing employee benefit plan;

                     (iv) permit any of its assets to be subjected to any Lien;

                     (v) enter into any Contract, except in the ordinary course of business consistent with past practice, or modify or terminate any Contract under circumstances which might adversely affect the condition (financial or otherwise) or prospects of the Company's business;

                     (vi) sell or dispose of any assets other than inventory in the ordinary course of business;

                     (vii) engage in any unusual or novel method of transacting business, or change any accounting procedures or practices, including practices with respect to the payment of accounts payable or the collection of accounts receivable, or change its financial structure; or

                     (viii) take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all respects as of the date of such action or omission as though made at and as of the date of such action or omission, except as otherwise specifically contemplated by this Agreement.

              7.1.2  ACCESS.

              From the date hereof until the Closing, Seller will cause the Company to provide Buyer, its lenders and their representatives full access to the Company's personnel, facilities and all books and records and such other information and persons relating to the Company as Buyer may request. In addition, Seller will cause the Company to permit Buyer to perform engineering, environmental and workplace condition surveys and such other physical inspections as Buyer deems necessary. If the transactions contemplated by this Agreement are not consummated for any reason, Buyer agrees to return to Seller all materials obtained from Seller or the Company and not to use for its own benefit any information not available to Buyer from a source other than Seller or the Company and not to disclose any information contained in the materials except information available to Buyer from a source other than Seller or the Company or required to be disclosed by law.

              7.1.3  INTERIM FINANCIAL STATEMENTS.

              Within 15 days after the end of each calendar month, if any, prior to the Closing, Seller will deliver to Buyer unaudited balance sheets of the Company and the related statements of income for the months then ended and for that portion of such fiscal year ended with the last day of such monthly accounting period, in each case certified by Seller to fairly present the financial position and results of operations of the Company as at or for the periods indicated on a basis consistent with past practice.

              7.1.4  SUPPLEMENTAL DISCLOSURE.

              Seller will immediately notify Buyer of any event or circumstance which makes it necessary to correct any representation and warranty contained in Article 3 or Article 4 which has been rendered inaccurate thereby; or arises hereafter and which, had it existed on or prior to the date hereof, would have resulted in an inaccuracy in a representation and warranty contained in Article 3 or Article 4.

              7.1.5  SATISFACTION OF CONDITIONS.

              Seller will, and will cause the Company to, use their respective best efforts to cause each of the conditions set forth in Section
6.2 to Buyer's proceeding with the Closing to be satisfied at or before the Closing. Buyer shall use its best efforts to cause each of the conditions set forth in Section 6.3 to Seller's proceeding with the Closing to be satisfied at or before the Closing.

              7.1.6  TERMINATION.

              This Agreement may be terminated (i) by the written agreement of Buyer and Seller, or (ii) by Buyer or Seller at any time after March 23, 1999, if the Closing shall not have taken place on or before such date. If this Agreement is terminated pursuant to clause (i) of the preceding sentence, all provisions of this Agreement except Sections 7.3, 7.4 and 8 shall become void without any liability on the part of any party. If this Agreement is terminated pursuant to clause (ii) of the first sentence of this
Section 7.1.6, all rights and remedies of each party hereunder and all other provisions hereof related thereto shall survive termination to the extent required so that any party responsible for any breach or nonperformance of its obligations hereunder prior to termination shall remain liable for the damages resulting therefrom.

       7.2    NONDISCLOSURE, NONCOMPETITION AND NONINTERFERENCE.

              Seller (i) shall at all times hold in strictest confidence any and all confidential data and other confidential information concerning the products, services, businesses, suppliers and customers of the Company, (ii) for a period of five (5) years following the Closing Date, shall not, without the prior written consent of Buyer, either directly or indirectly operate or perform any advisory or consulting services for, invest in (other than publicly traded stock constituting less than 5% of the equity of a publicly held corporation), or otherwise operate or become associated in any capacity with, any corporation, partnership, organization, proprietorship or other business entity or association which sells or performs services then in competition with the Company at any place within the United States of America, and (iii) for a period of five (5) years following the Closing Date, shall not, without the prior written consent of Buyer, directly or indirectly induce or attempt to induce any employee, agent or other representative or associate of the Company to terminate his or its relationship with the Company, or in any way knowingly interfere with such a relationship or a relationship between the Company and any of its suppliers or customers. Seller acknowledges that compliance with his covenants in this Section 7.2 is necessary to protect Buyer's and the Company's legitimate business interests and that any breach of any such covenant will result in irreparable and continuing damage to Buyer and the Company for which money damages alone will not provide an adequate remedy, and that in the event of any such breach or threatened breach of any such covenant, Buyer and the Company and their respective successors and assigns shall be entitled to injunctive relief, without having to post any bond, and to such other and further relief at law or in equity as is proper under the circumstances.

       7.3    PUBLICITY.

              Neither Buyer nor Seller will make any public announcement relating to this Agreement or the transactions contemplated hereby without the written consent of the other, unless and except to the extent otherwise required by law. If public disclosure or notice is required by law, Buyer or Seller, as the case may be, will use his or its best efforts to give the other party prior written notice of the disclosure to be made.

       7.4    EXPENSES; TRANSFER TAXES.

              Except to the extent otherwise specifically provided herein, Buyer shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives, and Seller shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by the Company or by Seller or their respective representatives. Seller shall pay all sales or other transfer Taxes, if any, which may be payable in connection with the transactions contemplated by this Agreement.

       7.5    {Intentionally omitted.}

       7.6    RECEIVABLES.

              Buyer shall cause the Company to use all reasonable efforts to collect the accounts receivable reflected on the Final Closing Balance Sheet but neither Buyer nor the Company shall be required to take or threaten legal action to collect any such accounts receivable. At the option of Buyer, Seller agrees to purchase from the Company, for an amount equal to the unpaid balance thereof, less any allowance for doubtful accounts reflected on the Final Closing Balance Sheet, all or any part of the accounts receivable included thereon which shall not have been paid within ninety (90) days after the Closing Date (other than accounts receivable from Northcoast/Texas, Northcoast/Kansas or NCI), it being understood that Buyer shall exercise such option at any time after such date up to the first anniversary of the Closing Date without waiving any rights hereunder. Seller shall have the right to verify the existence of the unpaid balance of any accounts receivable.

       7.7    EMPLOYMENT.

              Seller shall pay the cost of any compensation, severance or other benefits which may be payable to any employees of the Company or to such other persons as shall claim compensation, severance or other benefits in connection with the consummation of the transactions contemplated by this Agreement. Subject to Sections 6.2(m) and 6.3(i), nothing in this Agreement shall be deemed to require the Company to retain after the Closing any of its employees for any period of time or at any particular compensation rate or in any particular position.

       7.8    {Intentionally omitted.}

       7.9    NO ASSIGNMENT.

              Without the consent of Seller, Buyer may assign all or any part of this Agreement and all or any part of its rights and obligations hereunder to any affiliate of Buyer, to any of Buyer's lenders, and to any person or entity which purchases from Buyer substantially all of Buyer's business, in which event Seller shall execute and deliver any documents reasonably requested by the assignee in connection with such assignment. Except as provided in the preceding sentence, no assignment by any party of this Agreement or any right or obligation hereunder may be made without the prior written consent of all other parties, and any assignment attempted without such consent will be void.

       7.10   CONSENT TO JURISDICTION.

              Any action or proceeding brought by a party against any other party in connection with this Agreement may be commenced in any federal or state court located in Cuyahoga County, Ohio, or Lucas County, Ohio, and all objections to personal jurisdiction and venue in any action or proceeding so commenced are hereby waived. So long as service and process is by notice as provided in Section 9.1 of this Agreement or as required by any such court, all objections to improper service of process are hereby waived.

       7.11   FURTHER ASSURANCES AND ASSISTANCE.

              The parties agree that each will execute and deliver any and all documents in addition to those expressly provided for herein that may be necessary or appropriate to effect or give evidence to the provisions of this Agreement and each of the other agreements and instruments delivered by them in connection herewith and the consummation of the transactions contemplated hereby. Seller further agrees that at any time and from time to time after the Closing, it will execute and deliver to Buyer such further conveyances, assignments or other written assurances as Buyer may reasonably request to perfect and protect Buyer's title to the Shares.

       7.12   RIGHT OF SET-OFF.

              Upon notice to Seller, Buyer may set-off against any payments of Earn-Out Amount payable pursuant to Article 2 of this Agreement (i) any amounts to which Buyer may be entitled under Article 8 hereof, (ii) any amounts to which Buyer may be entitled under Article 8 of the Asset Purchase Agreement, (iii) any amounts to which Chart or NCI Acquisition may be entitled under Article 8 of the NCI Merger Agreement, (iv) any amounts to which Chart or its nominee may be entitled under Article 10 of the Michigan Option Agreement, the Georgia Option Agreement or the Texas Option Agreement. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise of nor any failure to exercise such right of set-off will constitute an election of remedies or limit Buyer, NCI Acquisition, or Chart or its nominees in any manner in the enforcement of any other rights or remedies that may be available to any of them.

       7.13   CERTAIN TAX MATTERS.

              After the Closing, Buyer, the Company and Seller will coordinate the preparation of all necessary Tax Returns relating to the Company with respect to periods ending on or before the Closing Date. Each party agrees to timely furnish to the other party any records and other information reasonably requested by it in connection therewith. Notwithstanding any other provision of this Agreement or any disclosure to Buyer hereunder or otherwise, Seller shall be responsible for the payment of, and shall pay, any and all federal, state and local income taxes (including interest and penalties, if any) payable by the Company with respect to all periods ending on or before the Closing Date (collectively, "Pre-Closing Taxes"), and will promptly reimburse Buyer or the Company upon demand for any payments of Pre-Closing Taxes which either Buyer or the Company or any of their Affiliates may make after the Closing. To secure such obligation, but without limiting Buyer's rights or Seller's obligations under the preceding sentence, Seller will deposit with Buyer at the Closing, or Buyer may withhold from the portion of the Purchase Price payable to Seller at the Closing pursuant to Section 1.4 hereof, cash in the amount of Twenty-Five Thousand Dollars ($25,000.00) (the "Estimated 1998 Tax Payment"). Buyer shall apply the Estimated 1998 Tax Payment to the payment of all Pre-Closing Taxes and, no later than the date which is six (6) months after the Closing Date, shall pay to Seller the remainder, if any, of the Estimated 1998 Tax Payment not so applied.

                                     ARTICLE 8

                                  INDEMNIFICATION

       8.1    INDEMNIFICATION BY SELLER.

              Seller shall indemnify Buyer and the Company against and hold Buyer and the Company harmless from (i) any and all loss, damage, liability or deficiency (collectively, "Losses") resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant or obligation made or incurred by Seller herein or in any other agreement, instrument or document delivered by or on behalf of Seller in connection herewith; and (ii) any and all costs and expenses (including reasonable legal and accounting fees) (collectively, "Expenses") related to any of the foregoing. In addition, and notwithstanding any disclosure to Buyer hereunder or otherwise, Seller shall indemnify Buyer and the Company and their respective Affiliates against and hold them harmless from any and all Losses resulting from or arising out of: (i) the death of the Company's employee Hillard Mitchell Jr. in or about September 1998, and any and all Expenses related thereto, including in any present or future litigation relating thereto; and (ii) any matters alleged by plaintiffs in the pending litigation captioned ANDREW WILBORN AND DEMETRIUS WILBORN VS. NORTHCOAST OF TEXAS CRYOGENIC, INC. [sic], Case No. 98-42541 in the 151st Judicial District, Harris County, Texas, or in the pending litigation captioned ANDREW WILBORN AND DEMETRIUS WILBORN V. NORTHCOAST CRYOGENIC, INC. [sic], Case No. 2:98-CV-296 PG in the United States District Court for the Southern District of Mississippi, Hattiesburg Division, and any and all Expenses related thereto, including in any other present or future litigation relating to such matters; and (iii) any matters alleged in or arising out of the pending litigation captioned MILWAUKEE PRECISION CASTING, INC. VS. NORTHCOAST OF AMERICA CRYOGENIC, INC., Case No. 98CV009914 in the Circuit Court of Milwaukee County, Wisconsin, and any and all Expenses related thereto, including in any other present or future litigation relating to such matters.

       8.2    INDEMNIFICATION BY BUYER.

              Buyer shall indemnify Seller against and hold Seller harmless from (i) any and all Losses resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant or obligation made or incurred by Buyer herein or in any other agreement, instrument or document delivered by or on behalf of Buyer in connection herewith; and (ii) any and all Expenses related to any of the foregoing.

       8.3    NOTIFICATION OF AND PARTICIPATION IN CLAIMS.

              No claim for indemnification will arise until notice thereof is given to the party from whom indemnity is sought. In the event that any legal proceedings shall be instituted or any claim or demand be asserted by any third party in respect of which Seller on the one hand, or Buyer on the other hand, may have an obligation to indemnify the other, the party asserting such right to indemnity shall give or cause to be given to the party from whom indemnity may be sought written notice thereof, and such party shall have the right, at its option and expense, to be present at the defense of such proceeding, claim or demand, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the party from whom indemnity may be sought irrevocably acknowledges full and complete responsibility for indemnification of the party asserting such right to indemnity, in which case such party may assume such control through counsel of its choice. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such third party legal proceeding, claim or demand.

       8.4    SURVIVAL; LIMITATIONS ON INDEMNIFICATION.

              The representations, warranties, covenants and agreements of the parties contained herein or in any other agreements or documents executed in connection herewith shall survive the Closing. Notwithstanding the foregoing, the indemnification of Buyer and the Company provided under
Section 8.1 shall be limited in certain respects as follows: any claim for indemnification relating to any inaccuracy in or breach of any representation or warranty of Seller must be made within eighteen (18) months after the Closing Date, except that (i) there shall be no limits on the time for making a claim for indemnification relating to the representations and warranties contained in Article 3 ("Seller's Representations and Warranties Concerning the Transaction"), Sections 4.1.1 ("Organization and Power"), or 4.7.1 ("Title"), (ii) any claim for indemnification relating to the representations and warranties contained in Section 4.3.4 ("Taxes") may be made until the expiration of the applicable statute of limitations for either the assessment or collection of Taxes for the periods referred to therein, and (iii) any claim for indemnification relating to the representations and warranties contained in Sections 4.6 ("Employee Benefits") or 4.7.4 ("Environmental Matters") may be made until the second (2nd) anniversary of the Closing Date. There shall be no limits on the time for making a claim for indemnification relating to the undertakings of Seller set forth in Section 7.13 hereof or in the second sentence of Section 8.1 hereof.

                                     ARTICLE 9

                              MISCELLANEOUS PROVISIONS

       9.1    NOTICES.

              All notices and other communications required by this Agreement shall be in writing and shall be deemed given if delivered by hand or mailed by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)    If to Buyer, to:     Northcoast Acquisition Corp.
                                          c/o Chart Industries, Inc.
                                          5885 Landerbrook Drive, Suite 150
                                          Mayfield Heights, Ohio 44124
                                          Attention:  James R. Sadowski

                     With a copy to:      Calfee, Halter & Griswold LLP
                                          1400 McDonald Investment Center
                                          800 Superior Avenue
                                          Cleveland, Ohio 44114
                                          Attention:  Thomas F. McKee, Esq.

              (b)    If to Mark A. Bauman, to:   Mark A. Bauman
                                                 8106 Beck Road
                                                 Ottawa Lake, Michigan 49267

                     If to Patrick J. Flynn, to: Patrick J. Flynn
                                                 9478 Douglas Road
                                                 Temperance, Michigan 48182

                     If to Seller, to Seller in care of both Mark A. Bauman and Patrick J. Flynn at their respective addresses as provided herein.

                     In each case,
                     with a copy to:      Wasserman, Bryan, Landry & Honold
                                          300 Inns of Court Building
                                          405 North Huron Street
                                          Toledo, Ohio 43604
                                          Attention: David L. Honold, Esq.

       9.2    BINDING EFFECT.

              This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       9.3    INCLUSION.

              In every place where it is used in this Agreement, the word "including" is intended and shall be construed to mean "including, without limitation".

       9.4    {Intentionally omitted.}

       9.5    HEADINGS.

              The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

       9.6    EXECUTION IN COUNTERPARTS; SIGNATURE PAGES.

              This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered with separate signature pages with the same effect as though all parties had executed and delivered the same signature page.

       9.7    SEVERABILITY.

              In the event any part of Section 7.2 of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable for any reason, Seller hereby grants to such court full authority and discretion, and hereby authorizes and requests such court to exercise all such authority and discretion as it may possess hereunder or under applicable law, to reform such provision to the end that Seller shall be subject to nondisclosure, noncompetition and noninterference covenants that are reasonable under the circumstances and enforceable by Buyer and the Company. In the event any other provision of this Agreement shall be held unenforceable or invalid to any extent for any reason, such provision shall remain in force and effect to the maximum extent permitted, and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby.

       9.8    AMENDMENTS, WAIVERS.

              No amendment to or waiver of any of the provisions of this Agreement, including this Section 9.8, shall be valid or enforceable unless such amendment or waiver is set forth in writing and signed by the party against whom enforcement of such amendment or waiver is sought or such party's authorized representative. Unless otherwise expressly stated therein, each such amendment or waiver shall be effective only with respect to the specific instance in which it is given, and no such amendment or waiver shall constitute a waiver of any other provision hereof (whether or not similar), or a continuing waiver.

       9.9    NO THIRD-PARTY RIGHTS.

              Nothing expressed or implied in this Agreement is intended or shall be construed to confer on any person, other than the parties hereto and their respective successors and permitted assigns, any rights under this Agreement.

       9.10   ENTIRE AGREEMENT.

              This Agreement and the other agreements and documents to be delivered hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous negotiations, agreements and understandings of the parties. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or in the agreements or instruments delivered in connection herewith, and no supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party sought to be bound thereby.

       9.11   SCHEDULES AND EXHIBITS.

              The schedules and exhibits referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. All references in this document to "this Agreement" and the terms "herein," "hereof," "hereunder" and the like shall be deemed to include all of such schedules and exhibits.

       9.12   TIME PERIODS.

              Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; PROVIDED, HOWEVER, that if the last day for taking such action falls on a Saturday, a Sunday, or a day which shall be in Cleveland, Ohio, or New York, New York, a legal holiday or a day on which banking institutions therein are authorized by law to close, then the period during which such action may be taken shall automatically be extended to the next business day.

       9.13   GOVERNING LAW.

              This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without giving effect to the choice-of-laws or conflict-of-laws provisions thereof.


          {The remainder of this page is intentionally left blank.}

              IN WITNESS WHEREOF, Buyer and Seller have executed and delivered this Stock Purchase Agreement as of the date first written above.


                                       /s/ Mark A. Bauman
                                       ------------------------------
                                       MARK A. BAUMAN


                                       NORTHCOAST ACQUISITION CORP.


                                       By: /s/ James R. Sadowski
                                          ---------------------------
                                          James R. Sadowski,
                                          President and Chief Operating Officer